Exhibit 3.1

SECOND AMENDED AND RESTATED BYLAWS

OF

ATOMERA INCORPORATED

(As adopted on February 5, 2026)

TABLE OF CONTENTS

Page

Article I STOCKHOLDERS	1
1.1 Place of Meetings	1
1.2 Annual Meeting	1
1.3 Special Meetings	1
1.4 Notice of Meetings	1
1.5 Voting List	1
1.6 Quorum	1
1.7 Adjournments	2
1.8 Voting and Proxies	2
1.9 Action at Meeting	2
1.10 Conduct of Meetings.	3
1.11 Action without Meeting	3
1.12 Inspectors of Elections.	4
1.13 Notice of Stockholder Nominations and Business.	4
Article II DIRECTORS	8
2.1 General Powers	8
2.2 Number: Election and Qualification	8
2.3 Tenure	8
2.4 Vacancies	8
2.5 Resignation	8
2.6 Regular Meetings	8
2.7 Special Meetings	8
2.8 Notice of Special Meetings	8
2.9 Meetings by Conference Communications Equipment	8
2.10 Quorum	9
2.11 Action at Meeting	9
2.12 Action by Consent	9
2.13 Removal	9
2.15 Committees	9
2.15 Compensation of Directors	9

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Article III OFFICERS	10
3.1 Titles	10
3.2 Election	10
3.3 Qualification	10
3.4 Tenure	10
3.5 Resignation and Removal	10
3.6 Vacancies	10
3.7 Chairman of the Board	10
3.8 President	10
3.9 Vice Presidents	11
3.10 Secretary and Assistant Secretaries	11
3.11 Treasurer and Assistant Treasurers	11
3.12 Salaries	11
Article IV CAPITAL STOCK	12
4.1 Issuance of Stock	12
4.2 Certificates of Stock	12
4.3 Transfers	12
4.4 Lost, Stolen or Destroyed Certificates	12
4.5 Record Date	13
Article V GENERAL PROVISIONS	14
5.1 Fiscal Year	14
5.2 Corporate Seal	14
5.3 Waiver of Notice	14
5.4 Voting of Securities	14
5.5 Evidence of Authority	14
5.6 Certificate of Incorporation	14
5.7 Severability	14
5.8 Pronoun	14
Article VI AMENDMENTS	15
6.1 By the Board of Directors	15
6.2 By the Stockholders	15
Article VII VENUE SELECTION	15
7.1 Exclusive Forum for Certain Litigation	15

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Article I
STOCKHOLDERS

1.1 Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in a manner consistent with the General Corporation Law of the State of Delaware.

1.2 Annual Meeting. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors on such date, at a time and a such place, if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.

1.3 Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, but special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

1.5 Voting List. The corporation shall prepare a complete list of the stockholders entitled to vote at the meeting, and such list shall be open to examination, all to the extent required by applicable law. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

1.6 Quorum. Unless otherwise provided by law or the Corporation’s Certificate of Incorporation, one-third (33.33%) of the outstanding shares entitled to vote, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum at a meeting of stockholders. Except as otherwise required by law, abstentions and broker non-votes shall be counted to determine whether a quorum is present. In the absence of a quorum, the meeting may be adjourned, from time to time, by the chairman of the meeting or by vote of a majority of the shares so represented without further notice. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. The stockholders present at a meeting may continue to transact business until adjournment, notwithstanding the withdrawal of such number of stockholders as may leave less than a quorum.

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1.7 Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting to the fullest extent permitted by applicable law. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 4.3 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

1.8 Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action without a meeting, may vote or express such consent or dissent in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote or act for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of the State of Delaware by the stockholder or such stockholder's authorized agent and delivered (including by electronic transmission) to the Secretary of the corporation. No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

1.9 Action at Meeting. When a quorum is present at any meeting of stockholders, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the affirmative vote of the holders of a majority of the votes cast with respect to such matter, except as otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the corporation, or applicable law or pursuant to any regulation applicable to the corporation or its securities. Except for any directors elected by the holders of any series of preferred stock of the corporation as provided for or fixed pursuant to the provisions of the Certificate of Incorporation (the “Preferred Directors” and each, a “Preferred Director”), when a quorum is present at any meeting, any election by stockholders of directors shall be determined by a plurality of the votes cast on the election. Voting at meetings of stockholders need not be by written ballot. Except as otherwise required by law, abstentions and broker non-votes shall not be counted either as votes for or against any matter or the election of any director that is determined by the plurality or majority of the votes cast, and abstentions and broker non-votes shall be counted as votes against any matter that is to be determined by the majority of outstanding voting power.

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1.10 Conduct of Meetings.

(a) Chairman of Meeting. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman's absence by the Vice Chairman of the Board, if any, or in the Vice Chairman's absence by the Chief Executive Officer, or in the Chief Executive Officer's absence by the President, or in the President's absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen by vote of the stockholders at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary's absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b) Rules, Regulations and Procedures. The Board of Directors of the corporation may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants; and (vi) procedures, to adjourn the meeting whether or not a quorum is present. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

1.11 Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by any method permitted by applicable law. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall, to the extent required by applicable law, be given to those stockholders who have not consented.

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1.12 Inspectors of Elections.

(a) Applicability. Unless otherwise required by the Certificate of Incorporation or by the General Corporation Law of the State of Delaware, the following provisions of this Section 1.12 shall apply only if and when the Corporation has a class of voting stock that is: (a) listed on a national securities exchange; (b) authorized for quotation on an interdealer quotation system of a registered national securities association; or (c) held of record by more than two thousand (2,000) stockholders. In all other cases, observance of the provisions of this Section 1.12 shall be optional, and at the discretion of the Board.

(b) Appointment. The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.

(c) Inspector’s Oath. Each inspector of election, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

(d) Duties of Inspectors. At a meeting of stockholders, the inspectors of election shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

(e) Opening and Closing of Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Delaware Court of Chancery upon application by a stockholder shall determine otherwise.

(f) Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to and may consider such information as is permitted by applicable law.

1.13 Notice of Stockholder Nominations and Business.

(a) Annual Meetings of Stockholders.

(i)Nominations of one or more individuals for election to the Board of Directors of the corporation (each, a “Nomination” and more than one, the “Nominations”) and the proposal of any question or business other than Nominations (“Business”) to be considered by the stockholders of the corporation may be made at an annual meeting of stockholders only (1) pursuant to the corporation’s notice of meeting (references to which shall include any supplement thereto), provided, however, that reference in the corporation’s notice of meeting to the election of directors or to the election of members of the Board of Directors shall not include or be deemed to include Nominations, (2) by or at the direction of the Board of Directors, or (3) by any stockholder of the corporation who is a stockholder of record of the corporation at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 1.13 and with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder (including Rule 14a-19 under the Exchange Act (“Rule 14a-19”)).

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(ii)For Nominations or Business to be properly brought before an annual meeting by a stockholder pursuant to Section 1.13(a)(i)(3), the stockholder must have given timely notice thereof in writing to the Secretary and any proposed Business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (1) as to each Nomination to be made by such stockholder, (A) all information relating to the individual subject to such Nomination that would be required to be disclosed in a proxy statement soliciting proxies for election of such individual as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed, in each case, pursuant to and in accordance with Regulation 14A under the Exchange Act, without regard to the application of the Exchange Act to either the Nomination or the corporation, and (B) such individual’s good faith written consent to being named in a proxy statement as a nominee and to serving as a director if elected; (2) as to the Business proposed by such stockholder, a brief description of the Business, the text of the proposed Business (including the text of any resolutions proposed for consideration and, in the event that such Business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such Business at the meeting and any material interest in such Business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination or Business is made (A) the name and address of such stockholder, as they appear on the corporation’s books, and such beneficial owner, (B) the class, series and number of shares of capital stock of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (C) a description of any direct or indirect compensatory, reimbursement, indemnification, payment or other agreements, arrangements or understandings (whether oral or in writing) during the past three years, and any other material relationships, in each case, between or among the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination or Business is made, or any of their respective affiliates or associates or others acting in concert therewith, on the one hand, and each proposed nominee or his or her respective affiliates and associates, on the other hand, including, without limitation, those with respect to such Nomination or Business, (D) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination or Business, and (E) a representation that the stockholder or the beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, intends or is part of a group which intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the Business or elect the nominee subject to the Nomination, (y) solicit proxies in support of any proposed director nominees other than the Corporation’s director nominees in accordance with Rule 14a-19 and/or (z) otherwise engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l)) with respect to such Nomination or Business, as applicable, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation; provided, however, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the corporation of his, her or its intention to present such Business at an annual meeting of stockholders of the corporation in compliance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting of stockholders. The corporation may require any individual subject to such Nomination to furnish such other information as it may reasonably require to determine the eligibility of such individual subject to such Nomination to serve as a director of the corporation.

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(iii)Notwithstanding anything in the second sentence of Section 1.13(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting of stockholders is increased and there is no public announcement by the corporation naming the nominees for election to the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 1.13 shall also be considered timely, but only with respect to nominees for election to the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(b) Special Meetings of Stockholders. Only such Business shall be conducted at a special meeting of stockholders of the corporation as shall have been brought before the meeting pursuant to the corporation’s notice of meeting (or any supplement thereto); provided, however, that reference therein to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include Nominations. Nominations may be made at a special meeting of stockholders of the corporation at which one or more directors are to be elected pursuant to the corporation’s notice of meeting (or any supplement thereto) as aforesaid (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that one or more directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election, and who complies with the notice procedures set forth in this Section 1.13 and with the requirements of the Exchange Act and the regulations promulgated thereunder (including Rule 14a-19). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election may make Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice setting forth the information required by Section 1.13(a)(ii), Section 1.13(c)(ii) and Section 1.13(c)(iii) shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominee(s) proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders of the corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) General.

(i) Only individuals subject to a Nomination made in compliance with the procedures set forth in this Section 1.13 shall be eligible for election at an annual or special meeting of stockholders of the corporation, and only such Business shall be conducted at an annual or special meeting of stockholders of the corporation as shall have been brought before such meeting in accordance with the procedures set forth in this Section 1.13. Except as otherwise provided by applicable law, the Board of Directors and/or the person presiding over the meeting of stockholders shall have the power and duty (1) to determine whether a Nomination or any Business proposed to be brought before such meeting was or was not made, proposed or brought, as the case may be, in accordance with the procedures set forth in this Section 1.13 and with the applicable requirements of the Exchange Act and the regulations promulgated thereunder (including, without limitation, Rule 14a-19), and (2) if any proposed Nomination or Business shall be disregarded or that such Nomination or Business shall not be considered or transacted at the meeting. The number of nominees a stockholder may nominate for election at a meeting of stockholders (or in the case of one or more stockholders giving the notice on behalf of a beneficial owner, the number of nominees such stockholders may collectively nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting.

(ii) Any stockholder and, if applicable, any member of its group that intends to solicit proxies in support of a Nomination or Nominations (a “Nominating Group”) who has delivered a notice of Nomination in accordance with Section 1.13(a) shall (A) in accordance with Rule 14a-19, deliver a written notice to the corporation, which notice shall be postmarked or transmitted electronically to the Secretary at the principal offices of the corporation no later than 60 days prior to the first anniversary of the previous year’s annual meeting date, except that for a special meeting of stockholders, or if the corporation did not hold an annual meeting during the previous year, or if the date of the annual meeting has changed by more than 30 days from the previous year, then as of the later of 60 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by the corporation, certifying to the Secretary that such stockholder or Nominating Group has complied with all of the requirements of this Section 1.13 and Rule 14a-19(a)(1) and that such stockholder or Nominating Group will continue to comply with all applicable requirements of this Section 1.13 and Rule 14a-19 with respect to such Nomination (including, for the avoidance of doubt, a statement that such stockholder or Nominating Group intends to solicit proxies in support of director nominees other than the corporation’s nominees from the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors), (B) no later than the day that is the later of 30 days prior to the meeting date or 10 days after the date that the corporation files its definitive proxy statement, certify to the Secretary that such stockholder or Nominating Group has filed a definitive proxy statement in accordance with Rule 14a-19(a)(2), and (C) no later than the day that is 10 business days prior to the meeting or any adjournment thereof, certify to the Secretary that such stockholder or Nominating Group has solicited proxies in support of director nominees other than the corporation’s nominees from the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors.

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(iii) To be eligible as a nominee for election as a director of the corporation, the proposed nominee must deliver (in accordance with the time periods prescribed for delivery of notice under Section 1.13(c)(ii)) to the Secretary at the principal executive offices of the corporation a written and completed questionnaire (which questionnaire shall be provided by the Secretary upon written request) and a written agreement, representing, warranting and covenanting (in the form provided by the Secretary upon written request) that such proposed nominee (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the corporation, and (C) would be in compliance with, if elected as a director of the corporation, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation. Further, the Board of Directors may request that any nominating stockholder or Nominating Group and/or proposed nominee furnish any additional information as may be reasonably required or appropriate for the review and consideration by the Board of Directors, including, without limitation, such information (x) as may reasonably be required by the corporation to determine the qualifications of such proposed nominee to serve as a director of the corporation or the eligibility of such proposed nominee to serve as an independent director of the corporation in accordance with the corporation’s corporate governance guidelines (including, without limitation, any applicable stock exchange rules or requirements) or (y) as could be material to a reasonable stockholder’s understanding of the qualifications of such proposed nominee to serve as a director of the Corporation or the independence, or lack thereof, of such proposed nominee, and such nominating stockholder or Nominating Group and/or proposed nominee shall provide such additional information within 10 business days after it has been requested by the Board of Directors.

(iv) Any stockholder or Nominating Group that has delivered a notice of Nomination or Business in accordance with this Section 1.13 and, if applicable, the proposed nominee(s) for election as a director, shall update and supplement such notice in writing to the corporation, so that the information provided or required to be provided in such notice or accompany such notice pursuant to this Section 1.13 shall be true and correct in all respects and at all times through the date if the meeting or any adjournment thereof (and in any event as of not later than the day that is 8 business days prior to the date of the meeting or any adjournment thereof), and any such update shall be delivered to the Secretary at the principal offices of the corporation within 2 business days after the occurrence of any material change to the information previously provided or required to be provided pursuant to this Section 1.13. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder or Nominating Group, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder or Nominating Group who has previously submitted notice hereunder to amend or update any previously delivered Nomination or Business or deliver any new Nomination or Business, including by changing or adding nominees, proposals, matters and/or resolutions proposed to be brought before a meeting of the stockholders.

(v) Notwithstanding the foregoing provisions of this Section 1.13, if the stockholder or Nominating Group (or a qualified representative of the stockholder or Nominating Group) does not appear at the annual or special meeting of stockholders of the corporation to present a Nomination or Business, such Nomination or Business shall be disregarded, and such Nomination or Business shall not be considered or transacted at the meeting, notwithstanding that proxies in respect of such vote may have been received by the corporation.

(vi) Upon request by the corporation, if any stockholder or Nominating Group delivers a notice of Nomination pursuant to Rule 14a-19(b), such stockholder or Nominating Group shall deliver to the corporation, no later than 5 business days prior to the date of the meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3). In the event that a stockholder or Nominating Group providing notice of Nomination no longer intends to solicit proxies in accordance with Rule 14a-19, such stockholder or Nominating Group shall provide notice to the corporation of such intention as promptly as practicable.

(vii) For purposes of this Section 1.13, (A) “public announcement” shall include disclosure by the corporation in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with or publicly furnished by the corporation to the Securities and Exchange Commission pursuant to Section 13, 14 and 15(d) (or any successor thereto) of the Exchange Act; and (B) “affiliates” and “associates” shall have the respective meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

(viii) In addition to the foregoing provisions of this Section 1.13, a stockholder shall also comply with all applicable requirements of state and federal law, including the Exchange Act, the Certificate of Incorporation and these Bylaws, with respect to any nomination, proposal or other matter set forth in this Section 1.13. Nothing in this Section 1.13 shall be deemed to affect any (1) rights or obligations, if any, of stockholders with respect to inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 (to the extent the corporation or such proposals are subject to Rule 14a-8), or (2) rights, if any, of the holders of any series of preferred stock of the corporation then outstanding as provided for or fixed pursuant to the provisions of the Certificate of Incorporation to elect one or more Preferred Directors.

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Article II
DIRECTORS

2.1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2 Number: Election and Qualification. The number of directors which shall constitute the Board of Directors shall be determined from time to time by resolution of the stockholders or the Board of Directors, but in no event shall be less than one. Directors need not be stockholders of the corporation.

2.3 Tenure. Each director shall hold office until the next annual meeting and until a successor is elected and qualified, or until such director's earlier death, resignation or removal.

2.4 Vacancies and Newly Created Directorships. Any vacancy or newly created directorship on the Board of Directors may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of such director's predecessor in office, and a director chosen to fill a newly created directorship resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director's earlier death, resignation or removal.

2.5 Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

2.6 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall be determined from time to time by the Board of Directors. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.7 Special Meetings. Special meetings of the Board of Directors may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, or by a majority of the directors then in office.

2.8 Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least 24 hours in advance of the meeting, (b) by sending written notice via reputable overnight courier, telecopy or electronic mail, or delivering written notice by hand, to such director’s last known business, home or electronic mail address at least 48 hours in advance of the meeting, or (c) by sending written notice via first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting.

2.9 Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board of Directors or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

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2.10 Quorum. A majority of the number of directors fixed pursuant to Section 2.2 of these Bylaws shall constitute a quorum.

2.11 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law or the Certificate of Incorporation.

2.12 Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission. After such action, the written consents or electronic transmissions shall be filed with the minutes of proceedings of the Board of Directors or committee.

2.13 Removal. Except as otherwise provided by the General Corporation Law of the State of Delaware, any one or more or all of the directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

2.14 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted in the same manner as is provided in these Bylaws for the Board of Directors.

2.15 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

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Article III
OFFICERS

3.1 Titles. The officers of the corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including a Chairman of the Board, a Vice Chairman of the Board, and one or more Vice Presidents, Assistant Treasurers, and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2 Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer's successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

3.5 Resignation and Removal. Any officer may resign by delivering a written resignation to the corporation at its principal office or to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

Any officer may be removed at any time, with or without cause, by the Board of Directors.

Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer's resignation or removal, or any right to damages on account of such removal, whether such officer's compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the corporation.

3.6 Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer, President, Treasurer and Secretary. Each such successor shall hold office for the unexpired term of such officer's predecessor and until a successor is elected and qualified, or until such officer's earlier death, resignation or removal.

3.7 Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board, who need not be an employee or officer of the corporation. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors and, if the Chairman of the Board is also designated as the corporation's Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.8 of these Bylaws. Unless otherwise provided by the Board of Directors, the Chairman of the Board shall preside at all meetings of the Board of Directors and stockholders.

3.8 President: Chief Executive Officer. Unless the Board of Directors has designated the Chairman of the Board or another person as the corporation's Chief Executive Officer, the President shall be the Chief Executive Officer of the corporation. The Chief Executive Officer shall have general charge and supervision of the business of the corporation subject to the direction of the Board of Directors. The President shall perform such other duties and shall have such other powers as the Board of Directors or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

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3.9 Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

3.10 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary, (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.11 Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the corporation, to deposit funds of the corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer, (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

3.12 Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

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Article IV
CAPITAL STOCK

4.1 Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any shares of the authorized capital stock of the corporation held in the corporation's treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

4.2 Certificates of Stock. Every holder of stock of the corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by such holder in the corporation. Each such certificate shall be signed by, or in the name of the corporation by, any two officers of the corporation. Any or all of the signatures on the certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.3 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.

4.4 Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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4.5 Record Date. In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by applicable law, not be more than 60 nor less than 10 days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; (b) in the case of a determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than 10 days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than 60 days prior to such other action. If no record date is fixed: (a) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (b) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by applicable law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (c) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 4.3 at the adjourned meeting.

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Article V
GENERAL PROVISIONS

5.1 Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3 Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time stated in such notice, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4 Voting of Securities. Except as the Board of Directors may otherwise designate, the Chief Executive Officer, the President or the Treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of stockholders or securityholders of any other entity, the securities of which may be held by this corporation.

5.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6 Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

5.7 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8 Pronoun. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

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Article VI
AMENDMENTS

6.1 By the Board of Directors. These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

6.2 By the Stockholders. These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders of the corporation.

Article VII

FORUM SELECTION

7.1 Exclusive Forum for Certain Litigation. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws, (d) any action governed by the internal affairs doctrine or (e) any action asserting a claim, including a claim in the right of the Corporation, as to which the General Corporation Law of the State of Delaware confers jurisdiction upon the Court of Chancery of the State of Delaware shall be the Court of Chancery of the State of Delaware; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants except for, as to each of (a) through (e) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and such indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination). Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, (x) the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules or regulations promulgated thereunder and (y) the Court of Chancery and the federal district court for the District of Delaware shall be the sole and exclusive forum for the resolution of any derivative claim arising under the Exchange Act. Failure to enforce the foregoing provisions of this Section 7.1 would cause the corporation irreparable harm and the corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person purchasing or otherwise acquiring any interest in shares of stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 7.1.

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